Exhibit 4.2

ALGONQUIN POWER & UTILITIES CORP.

as Issuer

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as the U.S. trustee, the U.S. registrar, the U.S. paying agent and the U.S. transfer agent

and

AST TRUST COMPANY (CANADA)

as the Canadian trustee, the Canadian registrar and the Canadian transfer agent

FIRST SUPPLEMENTAL INDENTURE

PROVIDING FOR THE ISSUE OF

6.875% FIXED-TO-FLOATING SUBORDINATED

NOTES — SERIES 2018-A DUE OCTOBER 17, 2078

Dated as of October 17, 2018

TABLE OF CONTENTS

ARTICLE 1

Interpretation

SECTION 1.1.	Definitions	1
SECTION 1.2.	Interpretation Not Affected By Headings, etc	6
SECTION 1.3.	Incorporation of Certain Definitions	6
SECTION 1.4.	Definition of “this Indenture”	6

ARTICLE 2

The Notes

SECTION 2.1.	Designation and Principal Amount	7
SECTION 2.2.	Terms of Notes	7
SECTION 2.3.	Form of Notes	8
SECTION 2.4.	Registrar and Transfer Agent, Paying Agent and Calculation Agent	8
SECTION 2.5.	Additional Amounts	8

ARTICLE 3

Redemption and Purchase for Cancellation of The Notes

SECTION 3.1.	Redemption of Notes at the Option of the Issuer	10
SECTION 3.2.	Notice to U.S. Trustee	10
SECTION 3.3.	Early Redemption upon a Tax Event	10
SECTION 3.4.	Early Redemption upon a Rating Event	10
SECTION 3.5.	Notice of Redemption	11
SECTION 3.6.	Purchase of the Notes for Cancellation	11
SECTION 3.7.	Applicability of Certain Redemption Provisions in Original Indenture	12
i

ARTICLE 4

Automatic Conversion

SECTION 4.1.	Automatic Conversion	12
SECTION 4.2.	Right Not to Deliver the Conversion Preferred Shares	12

ARTICLE 5

Deferral Right

SECTION 5.1.	Deferral Right	13
SECTION 5.2.	No Limit	13
SECTION 5.3.	Dividend Stopper Undertaking	13

ARTICLE 6

Subordination

SECTION 6.1.	Notes Subordinated to Senior Indebtedness	14
SECTION 6.2.	Disputes with Holders of Certain Senior Indebtedness	15
SECTION 6.3.	Subrogation	16
SECTION 6.4.	Obligation of Issuer Unconditional	16
SECTION 6.5.	Payments on Notes Permitted	16
SECTION 6.6.	Effectuation of Subordination by Trustees	17
SECTION 6.7.	Knowledge of Trustees	17
SECTION 6.8.	Trustees May Hold Senior Indebtedness	17
SECTION 6.9.	Rights of Holders of Senior Indebtedness Not Impaired	17
SECTION 6.10.	Article Applicable to Paying Agents	17
SECTION 6.11.	Trustee; Compensation Not Prejudiced	18

ARTICLE 7

Merger, Amalgamation, Consolidation, Sale, Lease or Conveyance

SECTION 7.1.	Merger, Amalgamation, Consolidation, Sale, Lease or Conveyance	18
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ARTICLE 8

Additional Covenant

SECTION 8.1.	Additional Covenant	19

ARTICLE 9

Events of Default

SECTION 9.1.	Events of Default	19

ARTICLE 10

Amendment, Supplement and Waiver

SECTION 10.1.	Without the Consent of Holders	20
SECTION 10.2.	With the Consent of Holders	20

ARTICLE 11

Indenture Supplemental to Original Indenture

SECTION 11.1.	Indenture Supplemental to Original Indenture	22

ARTICLE 12

Acceptance of Trusts by Trustees

SECTION 12.1.	Acceptance of Trusts by Trustees	22

ARTICLE 13

Miscellaneous

SECTION 13.1.	Counterparts	22
SECTION 13.2.	Governing Law; Waiver of Trial by Jury	22
SECTION 13.3.	Consent to Jurisdiction and Service of Process	23
SECTION 13.4.	Benefits of Indenture	24
SECTION 13.5.	Severability	24
SECTION 13.6.	Successors and Assigns	24
iii

THIS FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) dated as of October 17, 2018, between ALGONQUIN POWER & UTILITIES CORP., a company duly organized and existing under the laws of Canada, (hereinafter called the “Issuer” and, when referred to in the Original Indenture, the “Corporation”) and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company, as the U.S. trustee, the U.S. registrar, the U.S. paying agent and the U.S. transfer agent, (hereinafter called the “U.S. Trustee”), AST TRUST COMPANY (CANADA), a trust company existing under the federal laws of Canada, as the Canadian trustee, the Canadian registrar and the Canadian transfer agent, (hereinafter called the “Canadian Trustee”).

WHEREAS by an indenture (the “Original Indenture”) dated as of October 17, 2018 between the Issuer, the U.S. Trustee and the Canadian Trustee, provision was made for the issue of subordinated notes of the Issuer without limitation as to the aggregate principal amount subject to the provisions of the Original Indenture;

WHEREAS the Issuer is desirous of issuing subordinated notes under the provisions of the Original Indenture, and this First Supplemental Indenture, as a series of Securities to be designated as 6.875% Fixed-to-Floating Subordinated Notes — Series 2018-A Due October 17, 2078 (the “Notes”);

WHEREAS the Issuer and the Trustees have agreed to supplement the Original Indenture as herein provided;

WHEREAS all necessary action has been taken by the Issuer to make the Notes when certified by the U.S. Trustee and issued as provided in this First Supplemental Indenture, valid, binding and legal obligations of the Issuer with the benefits and subject to the terms of the Original Indenture and to make this First Supplemental Indenture a valid and binding agreement of the Issuer, in accordance with its terms; and

WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not by the Trustees.

NOW THEREFORE THIS INDENTURE WITNESSETH and it is hereby covenanted, agreed and declared as follows:

ARTICLE 1

Interpretation

SECTION 1.1.          Definitions.  In this First Supplemental Indenture, unless there is something in the subject matter or context inconsistent therewith:

“Additional Amounts” has the meaning ascribed to such term in Section 2.5(a).

“Automatic Conversion” has the meaning ascribed to such term in Section 4.1.

“Automatic Conversion Event” means an event giving rise to an Automatic Conversion, being the occurrence of any one of the following: (i) the making by the Issuer of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada), (ii) any proceeding instituted by the Issuer seeking to adjudicate it as bankrupt (including any voluntary assignment in bankruptcy) or insolvent or, where the Issuer is insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the Issuer or any substantial part of its property and assets in circumstances where the Issuer is adjudged as bankrupt (including any voluntary assignment in bankruptcy) or insolvent, (iii) a receiver, interim receiver, trustee or other similar official is appointed over the Issuer or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where the Issuer is adjudged as bankrupt (including any voluntary assignment in bankruptcy) or insolvent under any law relating to bankruptcy or insolvency in Canada, or (iv) any proceeding is instituted against the Issuer seeking to adjudicate it as bankrupt (including any voluntary assignment in bankruptcy) or insolvent, or where the Issuer is insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the Issuer or any substantial part of its property and assets in circumstances where the Issuer is adjudged as bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, and either such proceeding has not been stayed or dismissed within sixty (60) days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against the Issuer or the appointment of a receiver, interim receiver, trustee, or other similar official for it or for any substantial part of its property and assets).

“Calculation Agent” means a third party independent financial institution of national standing in the United States or Canada with experience providing such services, which has been selected by the Issuer.

“Canadian Taxes” has the meaning ascribed to such term in Section 2.5(a).

“Conversion Preferred Shares” means the newly issued series of preferred shares of the Issuer to be issued to Holders of Notes upon an Automatic Conversion.

“Conversion Time” has the meaning ascribed to such term in Section 4.1.

“Dividend Restricted Shares” means, collectively, the Issuer Preferred Shares and the Issuer Common Shares.

“Deferral Period” has the meaning ascribed to such term in Section 5.1.

“Equity Credit Methodology” means the methodology or criteria employed by Fitch, S&P or Moody’s for purposes of assigning equity credit to securities such as the Notes that was effective on the Issue Date.

“Fitch” means Fitch Ratings Ltd.

“hereto”, “hereby”, “hereunder”, “hereof”, “herein” and similar expressions refer to this First Supplemental Indenture and not to any particular article, section, subdivision or other portion hereof.

“Holders” means the registered holders, from time to time, of the Notes or, where the context requires, all of such holders.

“Ineligible Person” means any Person whose address is in, or whom the Issuer or its transfer agent has reason to believe is a resident of, any jurisdiction outside of Canada and the United States of America to the extent that: (i) the issuance or delivery by the Issuer to such Person, upon an Automatic Conversion, of Conversion Preferred Shares, would require the Issuer to take any action to comply with securities or analogous laws of such jurisdiction; or (ii) withholding tax would be applicable in connection with the delivery to such Person of Conversion Preferred Shares upon an Automatic Conversion.

“Interest Payment Date” means January 17, April 17, July 17 and October 17 of each year during which any Notes are outstanding until the Maturity Date.

“Interest Period” means, initially, the period from and including the Issue Date to but excluding January 17, 2019 and thereafter from and including each Interest Payment Date to but excluding the next following Interest Payment Date.

“Interest Reset Date” means October 17, 2023 and every January 17, April 17, July 17 and October 17 of each year during which any Notes are outstanding thereafter until the Maturity Date, on which dates the interest rate on the Notes will be reset as described on the Form of Global Notes attached as Exhibit A hereto.

“Issue Date” means October 17, 2018.

“Issuer Common Shares” means the common shares of the Issuer.

“Issuer Preferred Shares” means the preferred shares of the Issuer (including the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Conversion Preferred Shares).

“LIBOR” means, for any Interest Period, the rate for U.S. dollar deposits for a three-month period beginning on the second London Banking Day after the applicable LIBOR Determination Date that appears on page LIBOR01 of the Reuters service (or on any successor or substitute page of such service, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Issuer from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such LIBOR Determination Date.  If page LIBOR01 of the Reuters service does not include such a rate or is unavailable on a LIBOR Determination Date, the Issuer will request the principal London office of each of four major banks in the London interbank market, as selected by the Issuer, to provide such bank’s offered quotation, as of approximately 11:00 a.m., London time, on such LIBOR Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount of U.S. dollars for a three-month period beginning on the second London Banking Day after such LIBOR Determination Date.  If at least two such offered quotations are so provided, the LIBOR rate for the relevant interest period will be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, the Issuer will request each of three major banks in New York City, as selected by the Issuer, to provide such bank’s rate, as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after such LIBOR Determination Date.  If at least two such rates are so provided, the LIBOR rate for the relevant interest period will be the arithmetic mean of such rates.  If fewer than two such rates are so provided, then if a Calculation Agent has not been appointed at such time, the Issuer will appoint a Calculation Agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine the LIBOR rate for the LIBOR Determination Date in its sole discretion.  If the Calculation Agent is unable or unwilling to determine the LIBOR rate as provided in the immediately preceding sentence, the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate.  If the Calculation Agent has determined a substitute or successor base rate in accordance with the immediately preceding sentence, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

If the Issuer determines on the relevant LIBOR Determination Date that the LIBOR rate has been discontinued, then it will appoint a Calculation Agent and the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate.  If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“LIBOR Determination Date” means, with respect to an Interest Period, the London Banking Day that is two London Banking Days prior to the first day of such Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Maturity Date” means October 17, 2078.

“Moody’s” means Moody’s Investors Service, Inc.

“Notes” means the 6.875% Fixed-to-Floating Subordinated Notes —Series 2018-A due October 17, 2078 issued by the Issuer hereunder.

“Original Indenture” has the meaning ascribed to such term in the first recital to this First Supplemental Indenture.

“Parity Notes” means any class or series of Issuer indebtedness currently outstanding or hereafter created which ranks on a parity with the Notes (prior to any Automatic Conversion) as to distributions upon liquidation, dissolution or winding-up.

“Prospectus” means the short form base shelf prospectus dated September 18, 2018, as supplemented by the prospectus supplement dated October 10, 2018, relating to the offering by the Issuer of the Notes, including all documents incorporated by reference therein.

“Rating Event” means the amount of equity credit assigned to the Notes by Fitch, S&P or Moody’s has been reduced due to an amendment to, clarification or change in, the Equity Credit Methodology; provided, that a “Rating Event” with respect to Moody’s will not be deemed to have occurred unless (i) Moody’s has actually assigned a rating to the Notes at the time of determination and (ii) the amount of equity credit assigned to the Notes by Moody’s immediately following any such reduction shall be lower than the amount of equity credit that would have been assigned by Moody’s had the Notes been rated by Moody’s on the Issue Date.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“S&P” means Standard & Poor’s Ratings Services.

“Senior Indebtedness” means obligations (other than non-recourse obligations, Debt securities (including the Notes) issued under the Indenture or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Issuer for borrowed money or evidenced by bonds, debentures or notes or obligations of the Issuer for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refunding of any such indebtedness or obligation.

“Series A Preferred Shares” means the Issuer’s cumulative rate reset preferred shares, Series A.

“Series B Preferred Shares” means the Issuer’s nil cumulative floating rate preferred shares, Series B.

“Series C Preferred Shares” means the Issuer’s cumulative rate reset preferred shares, Series C.

“Series D Preferred Shares” means the Issuer’s cumulative rate reset preferred shares, Series D.

“Series E Preferred Shares” means the Issuer’s nil cumulative floating rate preferred shares, Series E.

“Tax” means any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto), in each case in the nature of a tax, imposed or levied by a governmental authority.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.

“Tax Event” means the Issuer has received an opinion of counsel of nationally recognized standing in the United States or Canada or, if applicable, the Relevant Taxing Jurisdiction experienced in such matters to the effect that, as a result of (i) any amendment or change to the laws (or any regulations or rulings thereunder) of any Relevant Taxing Jurisdiction or any applicable tax treaty or (ii) any change in the application, administration or interpretation of such laws, regulations, rulings or treaties (including any judicial decision rendered by a court of competent jurisdiction with respect to such laws, regulations, rulings or treaties), in each of (i) and (ii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, which amendment or change is effective on or after the Issue Date (or if the Relevant Taxing Jurisdiction has changed since the Issue Date, the date on which the applicable jurisdiction became a Relevant Taxing Jurisdiction) (including, for the avoidance of doubt, any such amendment or change made on or after the Issue Date (or the date on which the applicable jurisdiction became a Relevant Taxing Jurisdiction, as applicable) that has retroactive effect to a date prior to the Issue Date (or the date on which the applicable jurisdiction became a Relevant Taxing Jurisdiction, as applicable)), the Issuer has been or will be obligated to pay Additional Amounts as described under Section 2.5 and the Issuer cannot avoid such obligation by taking commercially reasonable measures to avoid it.

Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine gender and vice versa.

SECTION 1.2.          Interpretation Not Affected By Headings, etc.  The division of this First Supplemental Indenture into Articles and Sections, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this First Supplemental Indenture.

SECTION 1.3.          Incorporation of Certain Definitions.  All terms contained in this First Supplemental Indenture which are defined in the Original Indenture, as supplemented and amended to the date hereof, shall, for all purposes hereof, have the meanings given to such terms in the Original Indenture, as so supplemented and amended, unless otherwise defined herein or unless the context otherwise specifies or requires.

SECTION 1.4.          Definition of “this Indenture”.  The term “this Indenture”, whenever used herein, means the Original Indenture as supplemented and amended by this First Supplemental Indenture.

ARTICLE 2

The Notes

SECTION 2.1.          Designation and Principal Amount.  There is hereby authorized and established a series of Securities under the Indenture, designated as “6.875% Fixed-to-Floating Subordinated Notes — Series 2018-A due October 17, 2078”, which is not limited in aggregate principal amount. The aggregate principal amount of the Notes to be initially issued shall be limited to $287,500,000. The Issuer may from time to time issue additional Notes hereunder in accordance with Section 3.3 of the Original Indenture.

SECTION 2.2.          Terms of Notes.  (a)  The Notes shall be dated as of the Issue Date, regardless of their actual date of issue, and shall mature on the Maturity Date.

(b)          From the Issue Date to, but excluding, October 17, 2023, the Notes will bear interest at the rate of 6.875% per annum, payable in arrears in equal quarterly payments on each Interest Payment Date with the first payment on January 17, 2019.  Notwithstanding the foregoing, the initial interest payment payable on January 17, 2019, will be $0.4297 per $25.00 principal amount of the Notes.  From October 17, 2023 and on every Interest Reset Date of each year during which the Notes are outstanding thereafter until October 17, 2078, the interest rate on the Notes will be reset as follows: (i) starting on October 17, 2023, on every Interest Reset Date, until October 17, 2028, the interest rate on the Notes will be reset at an interest rate per annum equal to the three-month LIBOR plus 3.677%, payable in arrears, with the first payment at such rate being on January 17, 2024; (ii) starting on October 17, 2028, on every Interest Reset Date, until October 17, 2043, the interest rate on the Notes will be reset at an interest rate per annum equal to the three-month LIBOR plus 3.927%, payable in arrears, with the first payment at such rate being on January 17, 2029; and (iii) starting on October 17, 2043, on every Interest Reset Date, until October 17, 2078, the interest rate on the Notes will be reset at an interest rate per annum equal to the three-month LIBOR plus 4.677%, payable in arrears, with the first payment at such rate being on January 17, 2044.  Subject to Article 5, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest, in like money, at the same rates and on the same dates.

(c)          Interest for each Interest Period from the Issue Date to, but excluding, October 17, 2023, will be calculated on the basis of a 360-day year consisting of twelve 30-day months.  Interest for each Interest Period from October 17, 2023 to the Maturity Date will be calculated on the basis of the actual number of days elapsed during the applicable Interest Period and a 360-day year.  For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the Notes, whenever the interest rate on the Notes is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by 360.

(d)          For the period from the Issue Date to October 17, 2023, if any Interest Payment Date falls on a day that is not a Business Day, the Interest Payment Date will be postponed until the next Business Day, and no further interest or other sums will accrue in respect of such postponement.  For the period from October 17, 2023 to the Maturity Date, if an Interest Payment Date, other than a redemption date or the Maturity Date, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day (in each case, resulting in a corresponding adjustment to the number of days in the applicable interest period).  Also, if a redemption date or the Maturity Date of the Notes falls on a day that is not a Business Day, the payment and principal will be made on the next succeeding Business Day and no interest on such payment will accrue for the period from and after the redemption date or the Maturity Date, if applicable.

(e)          Interest payments will be made to Holders in whose names the Notes are registered at the close of business on January 3, April 3, July 3 and October 3 (in each case, whether or not a Business Day), as the case may be, immediately preceding the relevant floating-rate Interest Payment Date.

SECTION 2.3.          Form of Notes.  (a)  Subject to Section 3.6 of the Original Indenture, the Notes shall be issued only as fully registered global Notes in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

(b)          The Notes and the certificate of the U.S. Trustee endorsed thereon shall be in the English language and shall be substantially in the form set out in Exhibit A hereto, with such appropriate additions, deletions, substitutions and variations as the Trustees may approve and shall bear such distinguishing letters and numbers as the Trustees may approve, such approval of the Trustees to be conclusively evidenced by its certification of the Notes.

(c)          The Notes may be engraved, printed or lithographed, or partly in one form and partly in another, as the Issuer may determine.

SECTION 2.4.          Registrar and Transfer Agent, Paying Agent and Calculation Agent.  The Issuer hereby appoints the U.S. Trustee as the U.S. registrar and U.S. transfer agent and U.S. paying agent of the Notes and the U.S. Trustee hereby accepts such appointment.  The Issuer hereby appoints the Canadian Trustee as the Canadian transfer agent and Canadian paying agent of the Notes and the Canadian Trustee hereby accepts such appointment.

SECTION 2.5.          Additional Amounts.  (a)  This Section 2.5 supersedes and replaces Section 10.2 of the Original Indenture with respect to the Notes.  References to “Section 10.2” of the Original Indenture and the terms defined therein shall instead refer to this “Section 2.5” of this First Supplemental Indenture, and the terms “Taxes”, “Relevant Taxing Jurisdiction” and “Additional Amounts” as defined in Section 10.2 of the Original Indenture shall instead having the meanings provided to them in this First Supplemental Indenture.  All payments made by or on account of any obligation of the Issuer under or with respect to the Notes shall be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes, unless the Issuer is required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.  If the Issuer is so required to withhold or deduct any Taxes imposed by the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (a “Relevant Taxing Jurisdiction,” and such Taxes, “Canadian Taxes”) from any payment made under or with respect to the Notes, the Issuer shall pay as additional interest such additional amounts (hereinafter “Additional Amounts”) as may be necessary so that the net amount received by each holder of the Notes (including Additional Amounts) after such withholding or deduction for Canadian Taxes shall not be less than the amount the Holder would have received if such Canadian Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable with respect to a payment made to a Holder in respect of a Holder or beneficial owner (i) with which the Issuer does not deal at arm’s length (for purposes of the Tax Act) at the time of the making of such payment, (ii) which is subject to such Canadian Taxes by reason of the failure to comply with any certification, identification, information, documentation or other reporting requirement by a Holder or beneficial owner of the Notes if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in, the rate of deduction or withholding of, such Canadian Taxes, (iii) where all or any portion of the amount paid to such Holder relates to an amount that is or was deemed to be a dividend paid to such Holder pursuant to subsection 214(16) of the Tax Act, (iv) which is subject to such Canadian Taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof (including, without limitation, by being or having been a national, domiciliary or resident, or treated as a resident, of, or physically present in or having or having had a permanent establishment in, Canada or any province or territory thereof) otherwise than by the mere holding of Notes or the receipt of payments thereunder, (v) in respect of any applicable Taxes that are payable other than by withholding from payments under or with respect to the Notes, (vi) in respect of any estate, inheritance, gift, sale, transfer, personal property, excise or similar applicable Taxes, (vii) if the applicable Taxes would not have been imposed but for the presentation of such Note (in cases in which presentation is required) more than 30 days after the later of the date on which the relevant payment became due and payable pursuant to the terms thereof or was made or duly provided for, (viii) in respect of any applicable Taxes to the extent such applicable Taxes result from the presentation of any Note for payment (where presentation is required for payment) and the payment can be made without such withholding or deduction by the presentation of the Note for payment by at least one other paying agent, (ix) for any Taxes imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (or any amended or successor version of such sections) (“FATCA”), any regulations or other official guidance thereunder, any agreement entered into pursuant to section 1471(b)(1) of the Code, any intergovernmental agreement entered into between a non-U.S. jurisdiction and the United States in connection with FATCA or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA and (x) in respect of any combination of applicable Taxes referred to in the preceding clauses (i) through (ix).  The Issuer shall make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required under applicable law.

(b)          Additional Amounts shall not be paid for any applicable Taxes if the holder is a fiduciary, partnership, limited liability company or person other than the sole beneficial owner of that payment to the extent that such payment would be required to be included in the income under the laws of the Relevant Taxing Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a partner or member of that partnership or limited liability company or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, member or beneficial owner been the holder thereof.

(c)          Whenever in the Indenture there is mentioned, in any context, (i) the payment of principal or premium, (ii) purchase prices in connection with a purchase of Notes, (iii) interest, or (iv) any other amount payable on or with respect to the Notes, such reference shall be deemed to include payment of any Additional Amounts to the extent that, in such context, such Additional Amounts are, were or would be payable in respect thereof.

(d)          The Issuer will pay any present or future stamp, court, documentary or similar Taxes that arise in any taxing jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture, or any other document or instrument required in relation thereof, and the Issuer agrees to indemnify the holders for any such Taxes paid by such holders. The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture.

ARTICLE 3

Redemption and Purchase for Cancellation of The Notes

SECTION 3.1.          Redemption of Notes at the Option of the Issuer.  On or after October 17, 2023, the Issuer may, at its option, on giving not more than 60 days nor less than 30 days’ prior notice to the Holders thereof, redeem the Notes in whole at any time or in part from time to time on any Interest Payment Date without the consent of the Holders, at a Redemption Price per $25.00 principal amount of the Notes equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the Redemption Date.

SECTION 3.2.          Notice to U.S. Trustee.  This Section 3.2 supersedes and replaces Section 11.2 of the Original Indenture with respect to the Notes, and references to “Section 11.2” of the Original Indenture shall instead refer to this “Section 3.2” of this First Supplemental Indenture.  If the Issuer elects to redeem any Notes pursuant to the Indenture, the Issuer shall, at least 45 days prior to the Redemption Date fixed by the Issuer, unless a shorter notice period shall be reasonably satisfactory to the U.S. Trustee, notify the U.S. Trustee of such Redemption Date and the principal amount of Notes to be redeemed.  Such notice shall be accompanied by an Officer’s Certificate and an Opinion of Counsel from the Issuer to the effect that such redemption shall comply with the terms of the Indenture.

SECTION 3.3.          Early Redemption upon a Tax Event.  This Section 3.3 supersedes and replaces Section 11.7 of the Original Indenture with respect to the Notes, and references to “Section 11.7” of the Original Indenture shall instead refer to this “Section 3.3” of this First Supplemental Indenture  After the occurrence of a Tax Event, the Issuer may, at its option, on giving not more than 60 days’ nor less than 30 days’ prior notice to the Holders thereof, redeem all (but not less than all) of the Notes without the consent of the Holders.  The Redemption Price per $25.00 principal amount of the Notes shall be equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the Redemption Date.

SECTION 3.4.          Early Redemption upon a Rating Event.  Prior to the initial Interest Reset Date and within 90 days of a Rating Event, the Issuer may, at its option, on giving not more than 60 days nor less than 30 days’ prior notice to the Holders, redeem all (but not less than all) of the Notes without the consent of the Holders.  The Redemption Price per $25.00 principal amount of the Notes shall be equal to 102% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the Redemption Date.

SECTION 3.5.          Notice of Redemption.  This Section 3.5 supersedes and replaces Section 11.4 of the Original Indenture with respect to the Notes, and references to “Section 11.4” of the Original Indenture shall instead refer to this “Section 3.5” of this First Supplemental Indenture

(a)          Notice of redemption shall be delivered not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, at the address appearing in the Register.

(b)          All notices of redemption shall state:

(i)          the Redemption Date;

(ii)          the Redemption Price;

(iii)          if less than all of the outstanding Notes are to be redeemed, the principal amount of Notes to be redeemed;

(iv)          that on the Redemption Date, the Redemption Price, together with accrued and unpaid interest, if any, to the Redemption Date, will become due and payable upon each such Note to be redeemed, and that interest thereon will cease to accrue on and after such date;

(v)          the place or places where each such Note is to be surrendered for payment of the Redemption Price and accrued interest, if any;

(vi)          the “CUSIP” number or “ISIN” number printed on the Notes being redeemed; and

(vii)          such other matters as the Issuer shall deem desirable or appropriate.

(c)          Notice of redemption of the Notes to be redeemed at the election of the Issuer, and any notice of non-satisfaction of redemption as aforesaid, shall be given by the Issuer or, at the Issuer’s request, by the U.S. Trustee in the name and at the expense of the Issuer.

(d)           Notice of redemption shall be irrevocable and on the Redemption Date, the Notes subject to redemption shall become due and payable at the Redemption Price, and from and after such date (unless the Issuer shall default in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest.

SECTION 3.6.          Purchase of the Notes for Cancellation.

(a)          Subject to Section 5.3, the Issuer may purchase all or any of the Notes in the open market (which may include purchases from or through an investment dealer or a firm holding membership on or that is a participant of a recognized stock exchange) or by invitation for tenders or by private contract and, in each case, at any price, payable in cash.  Notes purchased by the Issuer shall be delivered to the U.S. Trustee for cancellation and shall not be reissued.

(b)          If, upon an invitation for tenders, more Notes than the Issuer is willing to purchase are tendered at the same lowest price, the Notes to be purchased by the Issuer shall be selected by the U.S. Trustee pro rata, or in such other manner as the U.S. Trustee may consider equitable in compliance with applicable law, from the Notes tendered by each Holder who tendered at such lowest price. For this purpose, the U.S. Trustee may make, and from time to time amend, regulations with respect to the manner in which the Notes may be so selected and regulations so made shall be valid and binding upon all Holders, notwithstanding the fact that, as a result thereof, one or more of such Notes become subject to purchase in part only. The Holder of any Notes of which a part only is purchased, upon surrender of such Notes for payment, shall be entitled to receive, without expense to such Holder, one or more new Notes for the unpurchased part so surrendered and the U.S. Trustee shall certify and deliver such new Notes upon receipt of the Notes so surrendered.

SECTION 3.7.          Applicability of Certain Redemption Provisions in Original Indenture.  Sections 11.3, 11.5 and 11.6 of the Original Indenture shall be applicable to the Notes.

ARTICLE 4

Automatic Conversion

SECTION 4.1.          Automatic Conversion.  Upon an Automatic Conversion Event, as of the Conversion Time all Notes, including accrued and unpaid interest thereon, shall be automatically converted (the “Automatic Conversion”), without the consent of the Holders, into a newly issued series of fully paid Conversion Preferred Shares with a stated issue price of $25.00 per share, for each $25.00 principal amount of Notes, together with such number of Conversion Preferred Shares (including fractional shares, where applicable) calculated by dividing the amount of accrued and unpaid interest on each $25.00 principal amount of Notes from the immediately preceding Interest Payment Date to, but excluding, the date of the Automatic Conversion Event by $25.00.  The Automatic Conversion shall occur upon an Automatic Conversion Event (the “Conversion Time”).  At the Conversion Time all Notes shall be deemed to be immediately and automatically surrendered and cancelled without need for further action by the Holders who shall thereupon automatically cease to be Holders thereof and all rights of any such Holder as a debtholder of the Issuer shall automatically cease.  For greater certainty, any Notes purchased or redeemed by the Issuer prior to the Conversion Time shall be deemed not to be outstanding, and shall not be subject to the Automatic Conversion.

SECTION 4.2.          Right Not to Deliver the Conversion Preferred Shares.  Upon an Automatic Conversion of the Notes, the Issuer reserves the right not to issue some or all, as applicable, of the Conversion Preferred Shares to Ineligible Persons.  In such circumstances, the Issuer will hold all Conversion Preferred Shares that would otherwise be delivered to Ineligible Persons, as agent for such Ineligible Persons, and will attempt to facilitate the sale of such shares through a registered broker or dealer retained by the Issuer for the purpose of effecting the sale (to parties other than the Issuer, its affiliates or other Ineligible Persons) on behalf of such Ineligible Persons of such Conversion Preferred Shares.  Such sales, if any, may be made at any time and any price.  The Issuer will not be subject to any liability for failing to sell Conversion Preferred Shares on behalf of any such Ineligible Persons or at any particular price on any particular day.  The net proceeds received by the Issuer from the sale of any such Conversion Preferred Shares will be divided among the Ineligible Persons in proportion to the number of Conversion Preferred Shares that would otherwise have been delivered to them, after deducting the costs of sale and any applicable Taxes or withholding on account of Taxes, if any.  The Issuer will make payment of the aggregate net proceeds to DTC (if the Notes are then held in the book-entry only system) or to the registrar and transfer agent (in all other cases) for distribution to such Ineligible Persons in accordance with the Applicable Procedures or otherwise.

SECTION 4.3.           As a precondition to the delivery of any certificate or other evidence of issuance representing any Conversion Preferred Shares or related rights following an Automatic Conversion, the Issuer may require a Holder (and persons holding Notes represented by such Holder) to deliver a declaration, in form and substance satisfactory to the Issuer, confirming compliance with any applicable regulatory requirements to establish that such Holder is not, and does not represent, an Ineligible Person.

ARTICLE 5

Deferral Right

SECTION 5.1.          Deferral Right.  So long as no Event of Default has occurred and is continuing, the Issuer may elect, at its sole option, at any date other than an Interest Payment Date, to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”).  Such deferral will not constitute an Event of Default or any other breach under the Indenture and the Notes.  Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid.  A Deferral Period terminates on any Interest Payment Date on which the Issuer pays all accrued and unpaid interest on such date.  No Deferral Period may extend beyond the Maturity Date.

The Issuer will give the Holders of the Notes written notice of its election to commence a Deferral Period at least 10 and not more than 60 days before the first applicable Interest Payment Date. After the commencement of a Deferral Period, the Issuer will give the Holders of the Notes written notice of its election to continue or terminate, as applicable, such Deferral Period, at least 10 and not more than 60 days before each subsequent Interest Payment Date until the termination of such Deferral Period.

SECTION 5.2.          No Limit.  There shall be no limit on the number of Deferral Periods that may occur pursuant to Section 5.1.

SECTION 5.3.          Dividend Stopper Undertaking.  Unless the Issuer has paid all accrued and unpaid interest on the Notes, the Issuer will not:

(i)          declare any dividend on the Dividend Restricted Shares or pay any interest on any Parity Notes (other than stock dividends on Dividend Restricted Shares);

(ii)          redeem, purchase or otherwise retire any Dividend Restricted Shares or Parity Notes (except (i) with respect to Dividend Restricted Shares, out of the net cash proceeds of a substantially concurrent issue of Dividend Restricted Shares or (ii) pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Dividend Restricted Shares); or

(iii)          make any payment to holders of any of the Dividend Restricted Shares or any Parity Notes in respect of dividends not declared or paid on such Dividend Restricted Shares or interest not paid on such Parity Notes, respectively.

ARTICLE 6

Subordination

SECTION 6.1.          Notes Subordinated to Senior Indebtedness.  (a)  Pursuant to and in accordance with Article 14 of the Original Indenture, the Notes shall be subordinated to the extent provided in this Article 6 of the First Supplemental Indenture.  The Issuer covenants and agrees, and each Holder of Notes, by the acceptance thereof, likewise covenants and agrees, that the indebtedness represented by the Notes and the payment of the principal of and interest on each and all of the Notes is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all present and future Senior Indebtedness.

(a)          In the event (i) of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Issuer or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding up of the Issuer, whether or not involving insolvency or bankruptcy, or (ii) subject to the provisions of Section 6.2 that (A) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, or (B) there shall have occurred an event of default (other than a default in the payment of principal or interest or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and, in the cases of subclauses (A) and (B) of this clause (ii), such default or Event of Default shall not have been cured or waived or shall not have ceased to exist, or (iii) that the principal of and accrued interest on the Notes shall have been declared due and payable pursuant to Section 5.2 of the Original Indenture and such declaration shall not have been rescinded and annulled as provided therein, then:

(1)          The holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Notes are entitled to receive a payment on account of the principal of or interest on the indebtedness evidenced by the Notes, including, without limitation, any payments made pursuant to Article 3;

(2)          Any payment by, or distribution of assets of, the Issuer of any kind or character, whether in cash, property or securities, to which the Holders of any of the Notes or the Trustees would be entitled except for the provisions of this Article shall be paid or delivered by the person making such payment or distribution, whether a trustee in bankruptcy, a receiver, receiver and manager or liquidating trustee or otherwise, directly to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the Notes or to the Trustees under this instrument; and

(3)          In the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Issuer of any kind or character, whether in cash, property or securities, in respect of principal of or interest on the Notes or in connection with any repurchase by the Issuer of the Notes, shall be received by the Trustees or the Holders of any of the Notes before all Senior Indebtedness is paid in full, or provision made for such payment in money or money’s worth, such payment or distribution in respect of principal of or interest on the Notes or in connection with any repurchase by the Issuer of the Notes shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

SECTION 6.2.          Disputes with Holders of Certain Senior Indebtedness.  Any failure by the Issuer to make any payment on or perform any other obligation under Senior Indebtedness, other than any indebtedness incurred by the Issuer or assumed or guaranteed, directly or indirectly, by the Issuer for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of this Section shall have been waived by the Issuer in the instrument or instruments by which the Issuer incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default under Section 6.1(b)(ii) if (1) the Issuer shall be disputing its obligation to make such payment or perform such obligation and (2) either (i) no final judgment relating to such dispute shall have been issued against the Issuer which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, and (ii) in the event of a judgment that is subject to further review or appeal has been issued, the Issuer shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.

SECTION 6.3.          Subrogation.  Subject to the payment in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all obligations of the Issuer which by their express terms are subordinated to Senior Indebtedness of the Issuer to the same extent as the Notes are subordinated and which are entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Issuer applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full, and as between the Issuer, its creditors other than holders of such Senior Indebtedness and the Holders, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this Article that otherwise would have been made to the Holders shall be deemed to be a payment by the Issuer on account of such Senior Indebtedness, it being understood that the provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Senior Indebtedness, on the other hand.

SECTION 6.4.          Obligation of Issuer Unconditional.  (a)  Nothing contained in this Article or elsewhere in this Indenture or in the Notes is intended to or shall impair, as among the Issuer, its creditors other than the holders of Senior Indebtedness and the Holders, the obligation of the Issuer, which is absolute and unconditional, to pay to the Holders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Issuer other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Trustees or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy.

(b)          Upon payment or distribution of assets of the Issuer referred to in this Article, the Trustees and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Issuer is pending or upon a certificate of the trustee in bankruptcy, receiver, receiver and manager, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Trustees or to the Holders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Issuer, the amount thereof or payable thereon, the amount paid or distributed thereon and all other facts pertinent thereto or to this Article.

SECTION 6.5.          Payments on Notes Permitted.  Nothing contained in this Article or elsewhere in this Indenture or in the Notes shall affect the obligations of the Issuer to make, or prevent the Issuer from making, payment of the principal of or interest on the Notes in accordance with the provisions hereof and thereof, except as otherwise provided in this Article.

SECTION 6.6.          Effectuation of Subordination by Trustees.  Each Holder of Notes, by its acceptance thereof, authorizes and directs the Trustees on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article and appoints each Trustee its attorney-in-fact for any and all such purposes.

SECTION 6.7.          Knowledge of Trustees.  Notwithstanding the provisions of this Article or any other provisions of this Indenture, the Trustees shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of moneys to or by a Trustee, or the taking of any other action by a Trustee, unless and until such Trustee shall have received written notice thereof mailed or delivered to such Trustee from the Issuer, any Holder, any paying agent or the holder or representative of any class of Senior Indebtedness; provided that if at least three Business Days prior to the date upon which by the terms hereof any such moneys may become payable for any purpose (including, without limitation, the payment of the principal or interest on any Note) a Trustee shall not have received with respect to such moneys the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, such Trustee shall have full power and authority to receive such moneys and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within three Business Days prior to or on or after such date.

SECTION 6.8.          Trustees May Hold Senior Indebtedness.  Each Trustee shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness at the time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in the Original Indenture or elsewhere in this Indenture shall deprive the Trustee of any of its rights as such holder.

SECTION 6.9.          Rights of Holders of Senior Indebtedness Not Impaired.

(a)  No right of any present or future holder of any Senior Indebtedness to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or by any noncompliance by the Issuer with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(b)          With respect to the holders of Senior Indebtedness, (i) the duties and obligations of the Trustees shall be determined solely by the express provisions of this Indenture, (ii) the Trustees shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, (iii) no implied covenants or obligations shall be read into this Indenture against the Trustees and (iv) the Trustees shall not be deemed to be a fiduciary as to such holders.

SECTION 6.10.          Article Applicable to Paying Agents.  In case at any time any paying agent other than a Trustee shall have been appointed by the Issuer and be then acting hereunder, the term “Trustee” as used in this Article shall in such case (unless the context shall require not otherwise) be construed as extending to and including such paying agent within its meaning as fully for all intents and purposes as if such paying agent were named in this Article in addition to or in place of the applicable Trustee; provided, however, that Sections 6.7 and 6.8 shall not apply to the Issuer if it acts as its own paying agent.

SECTION 6.11.          Trustee; Compensation Not Prejudiced.  Nothing in this Article shall apply to claims of, or payments to, the Trustee pursuant to Section 6.7 of the Original Indenture.

ARTICLE 7

Merger, Amalgamation, Consolidation, Sale, Lease or Conveyance

SECTION 7.1.          Merger, Amalgamation, Consolidation, Sale, Lease or Conveyance.  This Section 7.1 supersedes and replaces Section 8.1 of the Original Indenture with respect to the Notes, and references to “Section 8.1” of the Original Indenture shall instead refer to this “Section 7.1” of this First Supplemental Indenture.

(a)  The Issuer shall not merge, amalgamate or consolidate with any other Person or sell,  lease or convey all or substantially all of its assets to any Person, unless:

(i)          the Issuer shall be the continuing Person, or the successor corporation or Person that acquires all or substantially all the assets of the Issuer shall expressly assume all of the covenants to be performed and conditions to be observed by the Issuer under the Indenture by supplemental indenture reasonably satisfactory to the Trustees executed and delivered to the Trustees by such Person;

(ii)          if any such successor Person referred to in clause (i) above, is organized under the laws of a jurisdiction other than the laws of Canada or any province or territory thereof or the United States, any state thereof or the District of Columbia, such successor person shall assume the Issuer’s obligations under this First Supplemental Indenture to pay Additional Amounts, with the name of such successor jurisdiction being included in addition to Canada in each place that Canada appears in Section 2.5(a), including the definition of “Relevant Taxing Jurisdiction”.

(iii)          immediately after such merger, amalgamation, consolidation, sale, lease or conveyance the Issuer or such successor Person must not be in default in the performance of the covenants and conditions of the Indenture to be performed or observed by the Issuer; and

(iv)          the Issuer shall deliver to the Trustees an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Section 7.1 and that all conditions precedent herein provided for relating to such transaction have been complied with.

ARTICLE 8

Additional Covenant

SECTION 8.1.          Additional Covenant.  The Issuer covenants for the benefit of Holders of Notes, that for so long as the Conversion Preferred Shares issuable upon the Automatic Conversion are issuable or outstanding, the Issuer will not create or issue any preferred shares which, in the event of insolvency, liquidation, dissolution or winding up of the Issuer, would rank in right of payment in priority to such Conversion Preferred Shares.

ARTICLE 9

Events of Default

SECTION 9.1.          Events of Default.  (a)  With respect to the Notes, “Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by provisions of Article 6 of this First Supplemental Indenture or be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulations of any administrative or governmental body):

(i)          default on the payment of principal or premium or Additional Amounts, if any, when due and payable;

(ii)          default on the payment of interest (including Additional Amounts) when due and payable and such default continues for 30 days (subject to the Issuer’s right, at its sole option, to defer interest payments, as described under Article 5 of this First Supplemental Indenture);

(iii)          default in the performance of Section 7.1 of this First Supplemental Indenture;

(iv)          default in the performance of, or breaches of, any covenant of the Issuer under the Indenture (other than a covenant or a default in whose performance or breach is specifically dealt with in clauses (i), (ii) or (iii) above), and continuance of such default or breach for a period of 90 days after there has been given notice by registered or certified mail, to the Issuer by either Trustee (with a copy to the other Trustee), or to the Issuer and the Trustees by the Holders of at least 25.00% in principal amount of the Notes, a written notice specifying such default or breach and requiring it to be remedied.

(b)          This Section 9.1 supersedes and replaces Section 5.1 of the Original Indenture with respect to the Notes.  References to “Section 5.1” of the Original Indenture shall instead refer to this “Section 9.1” of this First Supplemental Indenture; references to “Section 5.1(3)” of the Original Indenture shall refer to “Section 9.1(a)(iv)” of this First Supplemental Indenture; and references to “clause (1) or (2) of Section 5.1” in the Original Indenture shall be deemed to refer to “clause (i) or (ii) of Section 9.1(a)” of this First Supplemental Indenture.

ARTICLE 10

Amendment, Supplement and Waiver

SECTION 10.1.          Without the Consent of Holders.  This Section 10.1 supersedes and replaces Section 9.1 of the Original Indenture with respect to the Notes, and references to “Section 9.1” of the Original Indenture shall instead refer to this “Section 10.1” of this First Supplemental Indenture. The Issuer and the Trustees, at any time and from time to time, without the consent of any Holders, may amend or supplement the Indenture or the Notes, for any of the following purposes:

(a)          to evidence the succession of another Person to the Issuer and the assumption by such successor of the covenants of the Issuer in the Indenture and the Notes in accordance with Section 7.1 of this First Supplemental Indenture;

(b)          to add to the covenants of the Issuer or any other obligor for the benefit of holders of the Notes or surrender any right or power under the Indenture conferred upon the Issuer;

(c)          to add any additional Events of Default for the benefit of the Holders of the Notes;

(d)          to secure the Notes or add guarantees with respect to the Notes;

(e)          to effect or maintain, or otherwise comply with the requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

(f)          to evidence and provide for the acceptance of appointment by a successor Trustee or to add or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by multiple Trustees or the removal of one or more of the Trustees;

(g)          to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provisions of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture; provided that such action pursuant to this clause (g) shall not adversely affect the interests of Holders of the Notes in any material respect;

(h)          to conform the text of the Indenture or the terms of the Notes to the “Description of the Notes” in the Prospectus; or

(i)          to make any other change that does not adversely affect the interests of Holders of Notes in any material respect.

SECTION 10.2.          With the Consent of Holders.  This Section 10.2 supersedes and replaces Section 9.2 of the Original Indenture with respect to the Notes, and references to “Section 9.2” of the Original Indenture shall instead refer to this “Section 10.2” of this First Supplemental Indenture. With the consent of the Holders of not less than a majority in principal amount of outstanding Notes, the Issuer and the Trustees may amend or supplement the Indenture or the Notes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, or modifying the rights of the Holders of Notes under the Indenture; provided, however, that without the consent of each Holder of the outstanding Notes affected thereby, the Issuer and the Trustees may not:

(a)          change the Stated Maturity of the principal of, or any installment of principal or interest on, the Notes;

(b)          reduce the principal amount thereof or reduce the rate of interest thereon;

(c)          reduce any premium payable on redemption thereof;

(d)          change any obligation of the Issuer to pay Additional Amounts;

(e)          change the currency in which principal, and any premium, Additional Amounts or interest thereon is payable;

(f)          impair the right to institute suit for the enforcement of any payment on any of the Notes when due;

(g)          reduce the percentage in principal amount of the Notes, the consent of whose Holders is required under the provisions of Section 10.1 of this First Supplemental Indenture, this Section 10.2, Section 5.13 of the Original Indenture or Section 10.7 of the Original Indenture for any amendment or waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture;

(h)          modify the provisions of Section 10.1 of this First Supplemental Indenture, this Section 10.2, or  Sections 5.13, 10.5 or 10.7 of the Original Indenture, except to increase any percentage of Holders whose consent is required for such amendment or waiver or to provide that certain provisions of the Indenture cannot be modified or waived without the consent of each Holder of the outstanding Notes affected thereby; or

(i)          modify Article 6 of this First Supplemental Indenture in a manner adverse to the Holders of the Notes.

No amendment may be made to the subordination provisions in Article 6 of this First Supplemental Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their representative) consent to such change.

ARTICLE 11

Indenture Supplemental to Original Indenture

SECTION 11.1.          Indenture Supplemental to Original Indenture.  This First Supplemental Indenture is supplemental to the Original Indenture within the meaning of the Original Indenture.  The Original Indenture, all indentures supplemental thereto and this First Supplemental Indenture shall, subject to Section 9.4 of the Original Indenture, be read together and have the effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.  The terms and provisions contained in this First Supplemental Indenture will constitute, and are hereby expressly made a part of, the Original Indenture.  The Issuer and the Trustees, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, however, that the provisions of this First Supplemental Indenture shall apply solely with respect to the Notes and that, except as expressly supplemented hereby with respect to the Notes, the Original Indenture shall continue in full force and effect and is in all respects confirmed, ratified and preserved.  The Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.  In the event that any provision of this First Supplemental Indenture expressly limits, qualifies or conflicts with a provision of the Original Indenture, such provision of this First Supplemental Indenture shall control.

ARTICLE 12

Acceptance of Trusts by Trustees

SECTION 12.1.          Acceptance of Trusts by Trustees.  Each Trustee hereby accepts the trusts and duties declared and provided for in, and as otherwise contemplated by, this First Supplemental Indenture and hereby agrees to perform the same upon the terms and conditions set forth herein and as contemplated hereby and in the Original Indenture, in each case as supplemented or amended from time to time.

ARTICLE 13

Miscellaneous

SECTION 13.1.          Counterparts.  This First Supplemental Indenture may be executed in several counterparts, including by facsimile or in electronic form, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the same date as of the date hereof.

SECTION 13.2.          Governing Law; Waiver of Trial by Jury.

(a)          This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.  This First Supplemental Indenture is subject to the provisions of the Trust Indenture Legislation that are required to be part of this First Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.  Notwithstanding the first sentence of this Section 13.2, the exercise, performance or discharge by the Canadian Co-Trustee of any of its rights, powers, duties or responsibilities hereunder shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)          Each of the Issuer, the Trustees and any Holder by its acceptance of the Notes irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of, or relating to, this First Supplemental Indenture, the Notes or the transactions contemplated hereby.

SECTION 13.3.          Consent to Jurisdiction and Service of Process.

(a)          The Issuer submits to the non-exclusive jurisdiction of any New York State or federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this First Supplemental Indenture or any Note.  The Issuer irrevocably waives, to the fullest extent permitted by law, any objection that it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  The Issuer agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it and may be enforced in the courts of Canada, or any other courts to the jurisdiction of which the Issuer is subject, by a suit upon such judgment, provided that service of process is effected upon the Issuer in the manner specified in the clause (b) of this Section 13.3 or as otherwise permitted by law; provided, however, that the Issuer does not waive, and the foregoing provisions of this sentence shall not constitute or be deemed to constitute a waiver of, (i) any right to appeal any such judgment, to seek any stay or otherwise to seek reconsideration or review of any such judgment or (ii) any stay of execution or levy pending an appeal from, or a suit, action or proceeding for reconsideration or review of, any such judgment.

(b)          As long as the Notes remain outstanding, the Issuer will at all times have an authorized agent in the Borough of Manhattan, New York City upon whom process may be served in any legal action or proceeding arising out of or relating to this First Supplemental Indenture or any Note.  Service of process upon such agent and written notice of such service mailed or delivered to the Issuer shall, to the extent permitted by law, be deemed in every respect effective service of process upon the Issuer in any such legal action or proceeding.  The Issuer irrevocably appoints CT Corporation System as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the City and County of New York.

(c)          The Issuer hereby consents to process being served in any suit, action or proceeding of the nature referred to in clauses (a) or (b) of this Section 13.3 by service upon such agent together with the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Issuer’s principal office at 354 Davis Road, Oakville, Ontario L6J 2X1, Attention:  Chief Financial Officer, or to any other address of which the Issuer shall have given written notice to the U.S. Trustee.  The Issuer irrevocably waives, to the fullest extent permitted by law, all claim or error by reason of any such service, but does not waive any right to assert lack of subject matter jurisdiction, and agrees that such service (i) shall be deemed in every respect effective service of process upon the Issuer in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Issuer.

(d)          Nothing in this Section 13.3 shall affect the right of the Trustees or any Holder to serve process in any manner permitted by law or limit the right of the Trustees to bring proceedings against the Issuer in the courts of any jurisdiction or jurisdictions.

SECTION 13.4.          Benefits of Indenture.  Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Registrar and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

SECTION 13.5.          Severability.  In case any provision in this First Supplemental Indenture or in any of the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.6.          Successors and Assigns.  All covenants and agreements in this First Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

IN WITNESS WHEREOF the parties hereto have executed this First Supplemental Indenture under the hands of their proper officers duly authorized in that behalf.

ALGONQUIN POWER & UTILITIES CORP.

By:	/s/ Ian Robertson
	Name:	Ian Robertson
	Title:	Chief Executive Officer

By:	/s/ David Bronicheski
	Name:	David Bronicheski
	Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paul H. Kim
	Name:	Paul H. Kim
	Title:	Assistant General Counsel

AST TRUST COMPANY (CANADA)

By:	/s/ Nelia Andrade
	Name:	Nelia Andrade
	Title:	Authorized Signatory

By:	/s/ Marta Recinos
	Name:	Marta Recinos
	Title:	Authorized Signatory

Exhibit A

FORM OF GLOBAL NOTE

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.6(1) OF THE INDENTURE, (2) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE U.S. TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.10 OF THE INDENTURE AND (3) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE &CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[IN CANADA, UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [DATE WHICH IS FOUR MONTHS AND ONE DAY FROM THE DATE OF ISSUANCE OF APPLICABLE SECURITY TO BE INSERTED HERE].]

No.

ALGONQUIN POWER & UTILITIES CORP.

(a company established under the laws of Canada)

6.875% Fixed-to-Floating Subordinated Notes — Series 2018-A Due October 17, 2078

CUSIP: 015857 709          ISIN: US0158577090

ALGONQUIN POWER & UTILITIES CORP. (the “Issuer”) for value received hereby acknowledges itself indebted and promises to pay to the registered holder hereof (the “Holder”) on October 17, 2078, or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture hereinafter mentioned, the principal sum of $[●] in lawful money of the United States on presentation and surrender of this Note (as defined below) at the principal office of the U.S. Trustee in the City of New York, New York or such other location as it may designate from time to time, and to pay interest on the principal amount hereof from and including the date hereof, or from and including the last Interest Payment Date (as defined in the Indenture) to which interest shall have been paid or made available for payment on the outstanding Notes, whichever is later, at the rate of 6.875% per annum, payable in arrears, in equal quarterly payments on January 17, April 17, July 17 and October 17 in each year (or the next following Business Day if such date is not a Business Day) from October 17, 2018 to, but excluding, October 17, 2023.  Notwithstanding the foregoing, the initial interest payment payable on January 17, 2019, will be $0.4297 per $25.00 principal amount of the Notes.  From October 17, 2023, and on every Interest Reset Date (as defined in the Indenture) during which the Notes are outstanding thereafter until the Maturity Date, the interest payable on the Notes will be reset as follows: (i) starting on October 17, 2023, on every Interest Reset Date, until October 17, 2028, the interest rate on the Notes will be reset at an interest rate per annum equal to the three-month LIBOR plus 3.677%, payable in arrears, with the first payment at such rate being on January 17, 2024; and (ii) starting on October 17, 2028, on every Interest Reset Date, until October 17, 2043, the interest rate on the Notes will be reset at an interest rate per annum equal to the three-month LIBOR plus 3.927%, payable in arrears, with the first payment at such rate being on January 17, 2029; and (iii) starting on October 17, 2043, on every Interest Reset Date, until the Maturity Date, the interest rate on the Notes will be reset at an interest rate per annum equal to the three-month LIBOR plus 4.677%, payable in arrears, with the first payment at such rate being on January 17, 2044.  Subject to Article 5 of the first supplemental indenture referred to below, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest at the same rates and on the same dates.

This Note is one of the 6.875% Fixed-to-Floating Subordinated Notes due October 17, 2078 (the “Notes”) of the Issuer issued or issuable under the provisions of an indenture made as of October 17, 2018, between the Issuer, American Stock Transfer & Trust Company, LLC, as the U.S. Trustee, the U.S. Registrar, the U.S. Paying Agent and the U.S. Transfer Agent (the “U.S. Trustee”), and AST Trust Company (Canada), as the Canadian Trustee, the Canadian Registrar and the Canadian Transfer Agent (the “Canadian Trustee”), as supplemented by the first supplemental indenture dated as of October 17, 2018, between the Issuer, the U.S. Trustee and the Canadian Trustee (which indenture as so supplemented is herein referred to as the “Indenture”).  The Notes issuable under the Indenture are unlimited in principal amount.  Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Notes are or are to be issued and held and the rights, remedies and obligations of the holders of the Notes, of the Issuer and of the Trustees in respect thereof, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which provisions the Holder by acceptance hereof acknowledges and assents.

So long as no Event of Default has occurred and is continuing, the Issuer may elect, at its sole option, at any date other than an Interest Payment Date, to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”).  There shall be no limit on the number of Deferral Periods that may occur.  Such deferral will not constitute an Event of Default or any other breach under the Indenture and the Notes.  Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid.  A Deferral Period terminates on any Interest Payment Date on which the Issuer pays all accrued and unpaid interest on such date.  No Deferral Period may extend beyond the Maturity Date.

The Notes are issuable only as fully registered global Notes in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.  Upon compliance with the provisions of the Indenture, the Notes of any denomination may be exchanged for an equal aggregate principal amount of the Notes in any other authorized denomination or denominations.

The Notes are direct obligations of the Issuer but are not secured by any mortgage, pledge, hypothec or other charge.
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The indebtedness evidenced by this Note and by all other Notes now or hereafter certified and delivered under the Indenture is subordinated and subject in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all present and future Senior Indebtedness (as defined in the Indenture), whether outstanding at the date of the Indenture or thereafter created, incurred, assumed or guaranteed.

The right is reserved to the Issuer to purchase or redeem the Notes for cancellation, and in certain circumstances the Issuer will be required to redeem the Notes, in all cases in accordance with the provisions of the Indenture.

The Notes will be automatically converted into Conversion Preferred Shares (as defined in the Indenture) upon an Automatic Conversion Event (as defined in the Indenture), in the manner, with the effect and as of the effective time contemplated in the Indenture.

The Indenture contains provisions making binding upon all Holders of the Notes outstanding thereunder resolutions passed at meetings of Holders of the Notes held in accordance with such provisions and instruments signed by the Holders of a specified majority of the Notes.

This Note may only be transferred, upon compliance with the conditions prescribed in the Indenture, in one of the registers to be kept at the principal office of the U.S. Trustee or other registrar in the City of New York, New York by the Holder or such Holder’s executors or administrators or other legal representatives or such Holder’s attorney duly appointed by an instrument in form and substance satisfactory to the U.S. Trustee or other registrar, and upon compliance with such reasonable requirements as the U.S. Trustee and/or other registrar may prescribe.

This Note shall be governed by and construed in accordance with the laws of New York.

This Note shall not become obligatory for any purpose until it shall have been authenticated by the U.S. Trustee in accordance with the Indenture.

ALGONQUIN POWER & UTILITIES CORP.

By:
	Name:	Ian Robertson
	Title:	Chief Executive Officer

By:
	Name:	David Bronicheski
	Title:	Chief Financial Officer

3

(FORM OF TRUSTEE’S CERTIFICATE)

This Note is one of the 6.875% Fixed-to-Floating Subordinated Notes — Series 2018-A due October 17, 2078 referred to in the Indenture within mentioned.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as the U.S. Trustee and as the Authenticating Agent of the Canadian Trustee

By:
(Authorized Signing Officer)

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(FORM OF CERTIFICATE OF TRANSFER)

CERTIFICATE OF TRANSFER

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and postal code)
and irrevocably appoint agent to transfer this Note on the books of Algonquin Power & Utilities Corp.  The agent may substitute another to act for him.
Date:	Your Signature:
(Sign exactly as your name appears on the Notes)

Signature Guarantee:

(This signature must be guaranteed by a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP)).

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